USAA Investment Management Company
9800 Fredericksburg Road
San Antonio, TX  78288

Gentlemen:

Pursuant to paragraph 12 of the Underwriting Agreement dated as of June 25, 1993, as amended, between USAA Mutual Funds Trust (the Trust), formerly known as USAA State Tax-Free Trust, and USAA Investment Management Company (the Underwriter), please be advised that the Trust has established two new series of its shares (New Funds) and new share classes for the New Funds as set forth below:

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Ultra Short-Term Bond Fund
Real Return Fund
Real Return Fund – Institutional Shares
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Please be further advised that the Trust desires to retain the Underwriter to sell and distribute shares of the New Funds and to render other services to the New Funds as provided in the Underwriting Agreement.

Please state below whether you are willing to render such services as provided in the Underwriting Agreement.

Attest: /S/CHRISTOPHER P. LAIA Christopher P. Laia Secretary	USAA MUTUAL FUNDS TRUST By: /S/CHRISTOPHER W. CLAUS Christopher W. Claus President

Dated:  October 18, 2010

We are willing to render services to the New Funds as set forth in the Underwriting Agreement.

Attest: /S/CHRISTOPHER P. LAIA Christopher P. Laia Secretary	USAA INVESTMENT MANAGEMENT COMPANY By: /S/DANIEL S. MCNAMARA Daniel S. McNamara President

Dated:  October 18, 2010